For the fiscal period ended 12/31/02
File number 811-40896

					SUB-ITEM 77-0

					EXHIBITS

		Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Prudential Series Fund, Inc. ? SP PIMCO High Yield
Portfolio

1.   Name of Issuer
	Owens-Brockway Glass 144A/RRTS

2.   Date of Purchase
	12/11/02

3.   Number of Securities Purchased
	2,800 shares

4.   Dollar Amount of Purchase
	$280,000

5.   Price Per Unit
	$100

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Salomon Smith Barney

7.   Other Members of the Underwriting Syndicate
	See Exhibit A

EXHIBIT A

UNDERWRITER

Banc of America Securities LLC
Deutsche Bank Securities Inc.
Salomon Smith Barney
Banc One Capital Markets
Scotia Capital Inc.
Barclays Capital
BNP Paribas
BNY Capital Markets
Credit Lyonnais Securities
Fleet Securities
Goldman Sachs & Co.
Key Capital Markets
Societe Generale
TD Securities